NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND YEAR ENDED DECEMBER 31, 2013 RESULTS

HIGHLIGHTS

•
Net income attributable to common stock for fourth-quarter 2013 totaled $0.8 million, $0.10 per share, compared with a net loss of $(0.1) million, $(0.01) per share, for fourth-quarter 2012. Net income attributable to common stock for the year 2013 totaled $2.6 million, $0.32 per share, compared with a net loss of $(1.6) million, $(0.20) per share, for the year 2012.

•	Operating cash flows totaled $55.9 million for the year 2013, compared with $21.3 million for the year 2012.

•
As of December 31, 2013, sales of 150 of the 159 condominium units at the W Austin Hotel & Residences project had closed for $174.3 million (an average of $1.2 million per unit), including three units for $5.5 million (an average of $1.8 million per unit) in fourth-quarter 2013 and 32 units for $47.6 million (an average of $1.5 million per unit) for the year 2013, compared with nine units for $10.5 million (an average of $1.2 million per unit) in fourth-quarter 2012 and 40 units for $37.7 million (an average of $0.9 million per unit) for the year 2012. During 2014, Stratus sold two condominium units and has one of the remaining seven units under contract as of March 17, 2014.

•
Lot sales totaled nine lots for $3.2 million in fourth-quarter 2013 and 51 lots for $16.1 million during 2013, compared with eight lots for $2.5 million in fourth-quarter 2012 and 24 lots for $8.0 million during 2012. During 2014, Stratus sold six lots for $2.8 million and has 10 lots under contract as of March 17, 2014.

•	Revenue per available room at the W Austin Hotel was $287 during fourth-quarter 2013 and $260 during the year 2013, compared with $267 during fourth-quarter 2012 and $232 during the year 2012.

•	ACL Live hosted 51 events during fourth-quarter 2013, compared with 54 events during fourth-quarter 2012 and 186 events during the year 2013, compared with 193 events during the year 2012.

•
Construction of the final two buildings at the Parkside Village project is expected to be completed in October 2014 and as of December 31, 2013, occupancy of the completed 77,641 square feet was 95 percent. Of the remaining two buildings under construction, the 7,500-square-foot building is 100 percent pre-leased, and leasing activities for the 5,500-square-foot building are ongoing.

•
On December 13, 2013, Stratus, through its joint venture relating to Parkside Village, modified the loan with Comerica Bank, extending the maturity date from December 31, 2013, to December 31, 2020, increasing the principal amount available to a total of $19.7 million, replacing the debt coverage provision by providing for a minimum debt yield of 9.1 percent (as defined in the loan agreement) and amending certain other provisions of the loan agreement.

•
Stratus' consolidated debt was $151.3 million and consolidated cash was $21.3 million at December 31, 2013, compared with consolidated debt of $137.0 million and consolidated cash of $12.8 million at December 31, 2012.

AUSTIN, TX, March 31, 2014 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $0.8 million, $0.10 per share, for fourth-quarter 2013, compared with a net loss of $(0.1) million, $(0.01) per share, for fourth-quarter 2012. For the year 2013, Stratus reported net income attributable to common stock of $2.6 million, $0.32 per share, compared with a net loss of $(1.6) million, $(0.20) per share, for the year 2012. Stratus' net income attributable to common stock for the year 2013 included net pre-tax gains totaling $3.2 million, comprised of an insurance settlement, a gain on the sale of a 16-acre tract of land at Lantana and the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences, partly offset by a loss on early extinguishment of debt associated with the prepayment of the Beal Bank loan in connection with the refinancing with Bank of America. Stratus' net income attributable to common stock for the year 2012 included net pre-tax gains of $9.4 million, comprised of a gain associated with the sale of eight undeveloped tracts of land at Lantana and a gain related to the sale of the two office buildings at 7500 Rialto Boulevard.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “We are very excited about the strength of the Austin-area real estate market and our prospects for 2014. Residential lot sales have been exceptionally strong and we are developing new inventory. We have completed the last 57 lots in Meridian at Circle C. At Barton Creek the final phase of Amarra, which includes residential, commercial and multifamily lots, is currently under construction with scheduled completion by mid-2015. We have several multifamily projects in southwest Austin in the planning phase and we continue to work with HEB Grocery Company to advance several grocery-anchored retail and mixed-use developments.

The results from the W Austin Hotel & Residences continue to exceed our plans, with increased hotel occupancy and room rates, and only seven condominiums remaining from our 159 unit inventory. ACL Live has garnered recognition as a prime concert site, and we are very pleased with the success of this year’s South by Southwest, including Apple’s selection of the venue to host the iTunes Festival. Stratus’ positive 2013 financial results also benefited from lower interest rates and debt service requirements from its refinancing efforts."
SUMMARY FINANCIAL RESULTS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013		2012
	(In Thousands, Except Per Share Amounts)
Revenues	$27,903	$28,997	$127,710		$115,737
Operating income	3,563	2,093	14,151		2,781
Income (loss) from continuing operations	2,478	251	6,899	[a]	(8,453)
Income from discontinued operations	—	—	—		4,805	[b]
Net income (loss)	2,093	95	5,894	[a]	(4,313)
Net income (loss) attributable to Stratus common stock	840	(54)	2,585	[a]	(1,586)

Diluted net income (loss) per share attributable to Stratus: common stock:
Continuing operations	$0.10	$(0.01)	$0.32	[a]	$(0.80)
Discontinued operations	—	—	—		0.60	[b]
Diluted net income (loss) per share attributable to Stratus common stock	$0.10	$(0.01)	$0.32		$(0.20)
Diluted weighted average shares of common stock outstanding	8,090	8,095	8,111		7,966

a.
Includes income of $1.8 million, $0.22 per share, related to insurance recoveries, a gain of $1.5 million, $0.18 per share, associated with the sale of a 16-acre tract of land at Lantana and $1.3 million, $0.16 per share, of recovered building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences, partly offset by a loss on early extinguishment of debt of $1.4 million.

b.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences project in downtown Austin, Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., (Canyon-Johnson) at a cost of approximately $300 million. Delivery of condominium units commenced in January 2011. As of March 17, 2014, sales of 152 of the 159 condominium units had closed for $176.0 million and one of the remaining seven condominium units was under contract, with the remaining units being actively marketed.

Revenue per available room at the W Austin Hotel was $287 during fourth-quarter 2013 and $260 during the year 2013, compared with $267 during fourth-quarter 2012 and $232 during the year 2012. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

The W Austin Hotel & Residences project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the home of Austin City Limits, a television program showcasing popular music legends. ACL Live hosted 186 events during the year 2013, compared with 193 events during the year 2012. As of March 17, 2014, ACL Live has events booked through December 2014.

The project has 39,328 square feet of leasable office space, including 9,000 square feet for Stratus' corporate office. As of December 31, 2013, occupancy for the office space was 84 percent. In 2014, a lease for another seven percent of the office space was signed, with leasing activities for the remaining office space ongoing. with leasing activities for the remaining office space ongoing. The project also has 18,362 square feet of leasable retail space, all of which is leased. As of December 31, 2013, occupancy for the retail space was 85 percent and the lessee of the remaining retail space took occupancy in January 2014.

Parkside Village Project. In May 2011, Stratus, through its joint venture, secured a construction loan to finance the development of Parkside Village, a 90,641-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 7,500-square-foot building, a 5,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in October 2014 and as of December 31, 2013, occupancy of the completed 77,641 square feet was 95 percent. Of the two remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 5,500-square-foot building. In December 2013, the joint venture entered into a loan modification agreement with Comerica Bank. The agreement extended the maturity date by seven years, from December 31, 2013, to December 31, 2020, increased the amount available under the loan agreement by $8.7 million to a total of $19.7 million, and amended certain other provisions of the loan agreement. As of December 31, 2013, the amount outstanding was $17.7 million, with $2.0 million available.

Lantana. Lantana is a partially developed, mixed-use real-estate development project. In 2012, Stratus completed the sale of eight of the remaining eleven undeveloped commercial tracts of land for $15.8 million. The tracts of land sold, which totaled approximately 154 acres, have entitlements for approximately 1.1 million square feet of office space. During March 2013, Stratus sold a 16-acre tract for $2.1 million, which had entitlements for approximately 70,000 square feet of office space. As of December 31, 2013, Stratus had remaining entitlements for approximately 485,000 square feet of office and retail use on 43 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements.

Financial Results. Stratus is continuing its development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	Fourth-Quarter
	2013			2012
	Lots/Units	Revenues	Average Cost	Lots/Units	Revenues	Average Cost
W Austin Hotel & Residences
Condominium Units	3	$5,460	$1,444	9	$10,470	$1,000

Barton Creek
Calera:
Calera Drive	1	236	149	1	215	137
Verano Drive	6	2,005	160	7	2,281	190
Amarra:
Phase II Lots	2	925	194	—	—	—
Total Residential	12	$8,626		17	$12,966

	Year
	2013			2012
	Lots/Units	Revenues	Average Cost	Lots/Units	Revenues	Average Cost
W Austin Hotel & Residences
Condominium Units	32	$47,582	$1,251	40	$37,709	$843

Barton Creek
Calera:
Calera Drive	6	1,371	142	2	455	139
Verano Drive	39	12,143	163	17	5,479	183
Amarra:
Phase I Lots	2	650	279	2	745	313
Phase II Lots	3	1,525	217	2	953	201
Mirador	1	405	264	1	375	228

Total Residential	83	$63,676		64	$45,716

The decrease in developed property sales revenues in fourth-quarter 2013, compared with fourth-quarter 2012, primarily resulted from fewer sales of condominium units at the W Austin Hotel & Residences project. Condominium unit inventory has declined because of sales, leaving seven units unsold at the W Austin Hotel & Residences project as of March 17, 2014. The increase in developed property sales revenues for the year 2013, compared with the year 2012, primarily resulted from higher average sales prices associated with larger condominium units at the W Austin Hotel & Residences project and increased lot sales at Barton Creek.

During 2013, Stratus sold a 16-acre tract at Lantana for $2.1 million, which had entitlements for approximately 70,000 square feet of office space and entitlements at Circle C for $1.2 million. During 2012, Stratus sold eight undeveloped commercial tracts of land at Lantana for $15.8 million.

Revenue from the Hotel segment totaled $11.0 million for fourth-quarter 2013 and $39.2 million for the year 2013, compared with $10.2 million for fourth-quarter 2012 and $35.4 million for the year 2012. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in 2013, compared with 2012, primarily reflects higher room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $5.5 million for fourth-quarter 2013 and $15.5 million for the year 2013, compared with $4.5 million for fourth-quarter 2012 and $13.8 million for the year 2012. Entertainment segment revenues include revenues for ACL Live and primarily includes ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise.

The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of Stageside Productions, a joint venture with Canyon-Johnson and Pedernales Entertainment formed in October 2012. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the type of event.

Rental revenue from the Commercial Leasing segment totaled $1.5 million for fourth-quarter 2013 and $5.4 million for the year 2013, compared with $1.2 million for fourth-quarter 2012 and $4.4 million for the year 2012. The increase in rental revenue in the 2013 periods primarily reflects increased occupancy of the office and retail space at the W Austin Hotel & Residences project and the Parkside Village project.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors Stratus believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations related to operational and financial performance, development plans and real estate sales, commercial leasing activities, timeframes for development, construction and completion of our projects, capital expenditures, liquidity and capital resources, results of our business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to service its debt and the availability of financing, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2013.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013		2012
Revenues:
Real estate	$9,874	$13,067	$67,589		$62,114
Hotel	11,027	10,211	39,234		35,402
Entertainment	5,539	4,541	15,481		13,799
Rental	1,463	1,178	5,406		4,422
Total revenues	27,903	28,997	127,710		115,737
Cost of sales:
Real estate	7,402	10,847	54,129	[a]	56,125
Hotel	7,778	7,074	29,483		26,883
Entertainment	4,487	4,494	12,922		12,086
Rental	679	589	2,670		2,165
Depreciation	2,263	2,238	9,053		9,165
Total cost of sales	22,609	25,242	108,257		106,424
Insurance settlement	—	—	(1,785)		—
General and administrative expenses	1,731	1,662	7,087		6,532
Total costs and expenses	24,340	26,904	113,559		112,956
Operating income	3,563	2,093	14,151		2,781
Interest expense, net	(953)	(2,396)	(7,093)		(11,839)
Loss on early extinguishment of debt	—	—	(1,379)		—
Loss on interest rate cap	(136)	—	(136)		—
Other income, net	4	554	1,356	[b]	605
Income (loss) from continuing operations before income taxes and equity in unconsolidated affiliates' net loss	2,478	251	6,899		(8,453)
Equity in unconsolidated affiliates' net loss	(73)	(43)	(76)		(29)
Provision for income taxes	(312)	(113)	(929)		(636)
Income (loss) from continuing operations	2,093	95	5,894		(9,118)
Income from discontinued operations	—	—	—		4,805	[c]
Net income (loss)	2,093	95	5,894		(4,313)
Net (income) loss attributable to noncontrolling interests in subsidiaries	(1,253)	(149)	(3,309)		2,727
Net income (loss) attributable to Stratus common stock	$840	$(54)	$2,585		$(1,586)

Basic and diluted net income (loss) per share of common stock:
Continuing operations	$0.10	$(0.01)	$0.32		$(0.80)
Discontinued operations	—	—	—		0.60	[c]
Basic and diluted net income (loss) per share attributable to Stratus common stock	$0.10	$(0.01)	$0.32		$(0.20)

Weighted average shares of common stock outstanding:
Basic	8,047	8,095	8,077		7,966
Diluted	8,090	8,095	8,111		7,966

a.	Includes a credit of $1.3 million related to the recovery of building repair costs associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences.

b.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

c.	Includes the results of 7500 Rialto (including a 2012 gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2013		2012
ASSETS
Cash and cash equivalents	$21,307	[a]	$12,784
Restricted cash	5,077		17,657
Real estate held for sale	18,133		60,244
Real estate under development	76,891		31,596
Land available for development	21,404		49,569
Real estate held for investment, net	182,530		189,331
Investment in unconsolidated affiliates	4,427		3,402
Other assets	17,174		14,545
Total assets	$346,943		$379,128

LIABILITIES AND EQUITY
Accounts payable	$5,143		$13,845
Accrued liabilities	9,360		8,605
Debt	151,332		137,035
Other liabilities and deferred gain	11,792		10,748
Total liabilities	177,627		170,233

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		90
Capital in excess of par value of common stock	203,724		203,298
Accumulated deficit	(60,724)		(63,309)
Accumulated other comprehensive loss	(22)		—
Common stock held in treasury	(19,448)		(18,392)
Total Stratus stockholders' equity	123,621		121,687
Noncontrolling interests in subsidiaries[b]	45,695		87,208
Total equity	169,316		208,895
Total liabilities and equity	$346,943		$379,128

a.	Includes $7.1 million available to Stratus, $13.2 million available to the W Austin Hotel & Residences project and $1.0 million available to the Parkside Village project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2013	2012
Cash flow from operating activities:
Net income (loss)	$5,894	$(4,313)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	9,053	9,165
Cost of real estate sold	42,944	44,810
Loss on early extinguishment of debt	1,379	—
Gain on sale of 7500 Rialto	—	(5,146)
Deferred income taxes	30	(142)
Stock-based compensation	338	269
Equity in unconsolidated affiliate's loss	76	29
Purchases and development of real estate properties	(16,595)	(8,591)
Recovery of land previously sold	(485)	—
Municipal utility districts reimbursement	208	—
Decrease (increase) in other assets	11,236	(12,420)
Increase (decrease) in accounts payable, accrued liabilities and other	1,863	(2,369)
Net cash provided by operating activities	55,941	21,292

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(1,347)	(4,731)
Hotel	(759)	(64)
Entertainment	(280)	(200)
Investment in unconsolidated affiliates	(1,100)	(185)
Proceeds from sale of 7500 Rialto	—	5,697
Net cash (used in) provided by investing activities	(3,486)	517

Cash flow from financing activities:
Borrowings from credit facility	18,000	24,655
Payments on credit facility	(44,612)	(36,391)
Borrowings from project and term loans	109,042	10,816
Payments on project and term loans	(68,806)	(20,638)
Noncontrolling interests (distributions) contributions	(54,721)	341
Purchases of Stratus common stock	(957)	—
Net payments for stock-based awards	(9)	(2)
Common stock issuance	—	4,817
Financing costs	(1,869)	(708)
Net cash used in financing activities	(43,932)	(17,110)
Net increase in cash and cash equivalents	8,523	4,699
Cash and cash equivalents at beginning of year	12,784	8,085
Cash and cash equivalents at end of year	$21,307	$12,784

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture with Canyon-Johnson and Pedernales Entertainment.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are not included in the tables below (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended December 31, 2013:
Revenues:
Unaffiliated customers	$9,874	$11,027	$5,539	$1,463	$—	$27,903
Intersegment	23	119	18	115	(275)	—
Cost of sales, excluding depreciation	7,385	7,778	4,552	702	(71)	20,346
Depreciation	61	1,497	313	429	(37)	2,263
General and administrative expenses	1,498	64	24	304	(159)	1,731
Operating income (loss)	$953	$1,807	$668	$143	$(8)	$3,563
Capital expenditures	$2,541	$744	$(19)	$670	$—	$3,936

Three Months Ended December 31, 2012:
Revenues:
Unaffiliated customers	$13,067	$10,211	$4,541	$1,178	$—	$28,997
Intersegment	15	96	19	81	(211)	—
Cost of sales, excluding depreciation	10,902	7,074	4,531	610	(113)	23,004
Depreciation	74	1,477	307	422	(42)	2,238
General and administrative expenses	1,279	108	47	314	(86)	1,662
Operating income (loss)	$827	$1,648	$(325)	$(87)	$30	$2,093
Capital expenditures	$145	$61	$30	$1,318	$—	$1,554

IV

BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Year Ended December 31, 2013:
Revenues:
Unaffiliated customers	$67,589	$39,234	$15,481	$5,406	$—	$127,710
Intersegment	72	310	78	517	(977)	—
Cost of sales, excluding depreciation	54,180	29,483	13,076	2,755	(290)	99,204
Depreciation	242	6,033	1,239	1,687	(148)	9,053
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	6,024	322	125	1,204	(588)	7,087
Operating income	$9,000	$3,706	$1,119	$277	$49	$14,151
Capital expenditures	$16,595	$759	$280	$1,347	$—	$18,981
Total assets at December 31, 2013	$140,890	$115,510	$47,802	$48,617	$(5,876)	$346,943

Year Ended December 31, 2012:
Revenues:
Unaffiliated customers	$62,114	$35,402	$13,799	$4,422	$—	$115,737
Intersegment	51	242	65	463	(821)	—
Cost of sales, excluding depreciation	56,245	26,883	12,205	2,231	(305)	97,259
Depreciation	289	6,222	1,268	1,531	(145)	9,165
General and administrative expenses	5,246	335	130	1,313	(492)	6,532
Operating income (loss)	$385	$2,204	$261	$(190)	$121	$2,781
Income from discontinued operations	$—	$—	$—	$4,805	$—	$4,805
Capital expenditures	$8,591	$64	$200	$4,731	$—	$13,586
Total assets at December 31, 2012	$175,250	$119,052	$43,572	$48,516	$(7,262)	$379,128

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

V